Exhibit 5.1

From : Bernie Lee/Sewa Du Ying	DID :	+65 6890 7084/7446
bernie.lee@allenandgledhill.com/ sewa.duying@allenandgledhill.com	Fax :	+65 6302 3143/3438

Our reference	:	BLEE/SEWADY/1019010269	7 November 2019
Your reference	:

Flex Ltd. 2 Changi South Lane Singapore 486123

Dear Sirs

Flex Ltd. US$200,000,000 4.875 Per Cent. Notes due 2029

1.	We have acted as legal advisers in Singapore to Flex Ltd. (the “Company”) in connection with the filing by the Company of the Registration Statement (No. 333-222773), including the Prospectus (as defined in Schedule 1 to this opinion) (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the offering by the Company of US$200,000,000 in aggregate principal amount of 4.875 Per Cent. Notes due 2029 (the “Notes”) as described in the Prospectus.

2.	For the purpose of rendering this opinion, we have examined (i) the documents listed and, where appropriate, defined in Schedule 1 to this opinion and (ii) such other documents as we have considered necessary to examine in order that we may render this opinion.

3.	We have assumed:

(i)	that the Indenture (as defined in Schedule 1 to this opinion) is within the capacity and powers of, and has been validly authorised by, each party thereto (other than the Company) and has been validly executed and delivered by and on behalf of each party thereto (other than the Company) and that the Notes have been validly executed, issued and delivered by or on behalf of each party thereto (other than the Company);

(ii)	the genuineness of all signatures on all documents and the completeness, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us and the authenticity of the originals of such latter documents;

Allen & Gledhill LLP

One Marina Boulevard #28-00 Singapore 018989

Tel: +65 6890 7188 | Fax +65 6327 3800

allenandgledhill.com

Allen & Gledhill LLP (UEN/Registration No. T07LL0925F) is registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) with limited liability. A list of the Partners and their professional qualifications may be inspected at the address specified above.

(iii)	that the copies of the Constitution of the Company, its Certificate Confirming Incorporation of Company, its Certificate of Incorporation of Private Company, its Certificate of Incorporation on Conversion to a Public Company and its Certificate of Incorporation on Change of Name of Company submitted to us for examination are true, complete and up-to-date copies;

(iv)	that the copies of the Resolutions (as defined in Schedule 1 to this opinion) are true, complete and up-to-date and the Resolutions have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions;

(v)	that the information disclosed by the electronic searches made on 7 November 2019 (the “ACRA Searches”) of the electronic records of the Accounting and Corporate Regulatory Authority of Singapore (the “ACRA”) against the Company is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the search;

(vi)	that the information disclosed by the searches of the Appeal Cases, Admiralty, Civil Cases, Enforcement and Insolvency (including Judicial Management) modules made on 7 November 2019 in respect of the years 2017, 2018 and 2019 on the Cause Book Search of the Singapore Judiciary’s Integrated Electronic Litigation System against the Company (the “Court Searches”) is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the searches;

(vii)	the Notes will be duly issued, executed, delivered, offered and sold in accordance with the terms of the Indenture and, in particular, Section 309B of the Securities and Futures Act, Chapter 289 of Singapore have been and will be complied with in all respects;

(viii)	that each of the Indenture and the Notes constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all jurisdictions other than Singapore;

(ix)	that there are no provisions of the laws of any jurisdiction (other than Singapore) which may be contravened by the execution or delivery of the Indenture or the offering, issue, sale and delivery of the Notes and that, insofar as any obligation expressed to be incurred or performed under the Indenture or the Notes falls to be performed in or is otherwise subject to the laws of any jurisdiction (other than Singapore), its performance will not be illegal by virtue of the laws of that jurisdiction and all such laws have been or will be complied with;

(x)	that the choice of New York law as the governing law of the Indenture and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of New York as a matter of New York law and all other relevant laws except the laws of Singapore;

(xi)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental or other regulatory authority, body or agency outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of each of the Indenture and the Notes and the offering, issue, sale or delivery of the Notes have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been (or will be) satisfied;

(xii)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental or other regulatory authority, body or agency outside Singapore (including in Bermuda), at any time prior to, on or subsequent to issue of the Notes, for the legality, validity and enforceability of each of the Indenture and the Notes and the offering, issue, sale and delivery of the Notes, have been or will be duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been (or will be) satisfied;

(xiii)	that no party to the Indenture is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or associated activity in a manner or for a purpose not evident on the face of the Indenture which might render any of the Indenture or the Notes or any relevant transaction or associated activity illegal, void or voidable;

(xiv)	there are no provisions of the laws of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with;

(xv)	that in exercising the respective power of each party to the Indenture and undertaking and performing the obligations expressed to be undertaken and performed by it under the Indenture and (in the case of the Company) issuing and delivering the Notes and undertaking and performing the obligations expressed to be undertaken and performed by it under the Notes, each party (and in the case where the party is a corporation, the directors, officers or other authorised representatives, as applicable, of such party) to the Indenture will be acting in good faith and in furtherance of the respective substantive objects and for the legitimate purpose of each of the parties to the Indenture, and that the entry into the Indenture by each of the parties thereto and (in the case of the Company) the issue and delivery of the Notes may reasonably be considered to have been in the interests, and for the commercial benefit, of each of the parties to the Indenture and the Company, respectively;

(xvi)	the correctness of all facts (other than those stated in paragraph 5 below) stated in the Indenture and the Prospectus; and

(xvii)	that interest and other amounts payable under the Notes are not deemed to be derived from Singapore under Section 12(6) of the Income Tax Act, Chapter 134 of Singapore (“ITA”)[1].

4.	The ACRA Searches and the Court Searches revealed no application for or order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5.	Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:

(i)	the Company is a company duly incorporated and validly existing under Singapore law;

(ii)	the Company has the corporate power and capacity to execute and deliver the Second Supplemental Indenture (as defined in Schedule 1 to this opinion) and the Notes and to perform its obligations thereunder; and

(iii)	the consummation of the transactions contemplated in the Second Supplemental Indenture and the issue and offering of the Notes have been, in the case of transactions to which the Company is a party, duly authorised by the Company.

6.	This opinion relates only to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with Singapore law. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In particular, we have made no investigation of New York laws or the laws of Bermuda as a basis for this opinion and do not express or imply any views on such laws. In respect of the Indenture, the Notes and the Registration Statement, we have assumed due compliance with all matters concerning United States federal and New York laws, the laws of Bermuda and the laws of all other relevant jurisdictions other than Singapore.

1 Section 12(6) of the ITA states that there shall be deemed to be derived from Singapore:

(a)	any interest, commission, fee or any other payment in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is –
(i)	borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore (except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore); or
(ii)	deductible against any income accruing in or derived from Singapore; or
(b)	any income derived from loans where the funds provided by such loans are brought into or used in Singapore.

7.	The qualifications to which this opinion is subject are as follows:

(i)	the term “enforceable” as used means that the obligations assumed or to be assumed by the Company under the Indenture and the Notes are of a type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms;

(ii)	enforcement of the obligations of the Company under the Indenture and the Notes may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(iii)	the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court may make an award of damages where an equitable remedy is sought;

(iv)	by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

(v)	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

(vi)	this opinion is given on the basis that there has been no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2 of this opinion and on the basis of Singapore law in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Singapore law after the date of this opinion;

(vii)	under general principles of Singapore law, except as may be provided for under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement;

(viii)	we give no opinion on tax matters and in particular give no opinion on the tax consequences of any transaction contemplated by the Indenture or any related document; and

(ix)	we express no opinion on the irrevocability of the appointment of an agent to accept service of process.

8.	As the primary purpose of our professional engagement was not to establish or confirm factual matters or financial, accounting or statistical matters and because of the wholly or partially non-legal character of many of the statements contained in the Registration Statement, we express no opinion or belief on and do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Registration Statement and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we express no opinion or belief on, and assume no responsibility for, and have not independently verified the accuracy, completeness or fairness of the financial statements and schedules and other financial and statistical data included or incorporated in the Registration Statement, and we have not examined the accounting, financial or statistical records from which such financial statements, schedules and data are derived.

9.	This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Indenture or the Notes or otherwise including, but without limitation, any other document signed in connection with the Indenture or the Notes. We consent to the use and filing of this opinion as an exhibit to the Current Report on Form 8-K, dated 7 November 2019, and incorporated by reference into the Registration Statement (including the reference to our name under the caption “Legal Matters”). In giving this consent, we do not hereby admit and shall not be deemed to admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended or come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended. This opinion is addressed to the Company solely for its own benefit. Save for the filing of this opinion with the SEC as an exhibit to the Prospectus, it is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental agency or other person without our consent in writing. We do not accept any liability to anyone other than the Company (even though you may have provided a copy to another person in accordance with the terms of this paragraph) without our express consent.

Yours faithfully,

/s/ Allen & Gledhill LLP

SCHEDULE 1

1.	An executed copy of the indenture dated 6 June 2019 entered into between the Company, acting through its Bermuda branch, and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by a first supplemental indenture dated 6 June 2019 entered into between the Company, acting through its Bermuda branch, and U.S. Bank National Association (the “First Supplemental Indenture”) and as further supplemented by a second supplemental indenture dated 7 November 2019 entered into between the Company, acting through its Bermuda branch, and U.S. Bank National Association (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

2.	A copy of the prospectus dated 29 January 2018 contained in the Registration Statement (No. 333-222773) on Form S-3 filed with the United States Securities and Exchange Commission on 30 January 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement dated 31 October 2019 relating to the offering of the Notes (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

3.	A copy of the Registration Statement, including the Prospectus.

4.	Copies of the Constitution of the Company, its Certificate Confirming Incorporation of Company, its Certificate of Incorporation of Private Company, its Certificate of Incorporation on Conversion to a Public Company and its Certificate of Incorporation on Change of Name of Company.

5.	Copies of an excerpt of the resolutions adopted by the Board of Directors of the Company (“Board”) adopted on 12 December 2017, 14 June 2018, 5 March 2019, 14 May 2019 and 28 October 2019 (together, the “Resolutions”).

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